Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-184781) on Form S-8 of Douglas Dynamics, Inc. of our report dated June 17, 2024, with respect to the statements of net assets available for benefits of Douglas Dynamics, L.L.C. 401(k) Plan as of December 31, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related supplemental schedules as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of Douglas Dynamics, L.L.C. 401(k) Plan.

/s/ Wipfli LLP

Wipfli LLP

Milwaukee, Wisconsin

June 17, 2024